Exhibit 3.4

SECOND CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMPHENOL CORPORATION

Amphenol Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That by Action of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be further amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

“FOURTH:  The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares of Class A Common Stock, par value $.001 each.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the Stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

FOURTH:  That this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on May 23, 2007.

IN WITNESS WHEREOF, said Amphenol Corporation has caused this certificate to be signed by Edward C. Wetmore, its Vice President, Secretary & General Counsel, this 23rd day of May 2007.

AMPHENOL CORPORATION

By
Edward C. Wetmore
Vice President, Secretary
& General Counsel